Exhibit 99.1

NEWS RELEASE

GREEN PLAINS RENEWABLE ENERGY, INC.

ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS

OMAHA, NE – December 21, 2007 (Market Wire) – Yesterday, Green Plains Renewable Energy, Inc. (NASDAQ and AMEX: GPRE) announced changes to its Board of Directors.  Mr. Gordon F. Glade was appointed to replace retired board member Mr. Hershel C. Patton II for the remainder of a term expiring in 2010.  Mr. Glade will serve as a member of the Nominating Committee.

Mr. Glade is President and CEO of AXIS Capital, Inc., a $100 million commercial equipment leasing company.  In addition, he is President of Central Bio-Energy LLC, an ethanol production company with three sites under development and a current investor in several other ethanol companies.  Mr. Glade also serves as Vice-President and Director of the Edgar Reynolds Foundation and as Director of the Brunswick State Bank.  Mr. Glade is 36 years old.

Wayne Hoovestol, Chief Executive Officer, commented, “We are excited to have Gordon join the team.  He brings valuable experience in ethanol and finance. Gordon has deep roots in Corn Belt business and agriculture.  He is an accomplished entrepreneur with a record of success.  Gordon will be an asset to the Board of Directors, and he will be an important part of Green Plains’ leadership as we continue to pursue vertical-integration within the industry.”

Mr. Patton retired from the Board of Directors earlier this month to concentrate his energies and efforts on real estate development projects.  Mr. Patton stated, “It has been a pleasure working with Green Plains over the past several years and I leave with the knowledge that Green Plains is in capable hands.”  Mr. Hoovestol stated, “It has been an honor and privilege to work with Hershel.  On behalf of Green Plains’ stockholders, directors and employees, we sincerely thank him for his years of leadership and service.  We wish him much success in the future.”

About Green Plains Renewable Energy, Inc.

Ethanol, which Green Plains produces from corn, is a high-octane fuel that is blended with gasoline to provide superior engine performance as well as help to reduce harmful tailpipe and greenhouse gas emissions that contribute to global warming.  Ethanol has also become a prime source of value-added income for American farmers.

Green Plains has an operating 50 million gallon ethanol plant in Shenandoah, Iowa and is currently building a second 50 million gallon ethanol facility in Superior, Iowa.  The Superior plant is anticipated to begin production sometime early in 2008.  Green Plains has entered into an agreement and plan of merger with Great Lakes Cooperative, with a closing that is subject to various conditions, including approval by Great Lakes’ members.

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended.  Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance.  Such statements are based on management's current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements.  Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol industry, risks associated with plant construction and technology development, and other risk factors detailed in Green Plains' SEC filings.  Additional information with respect to these and other factors, which could materially affect Green Plains and its operations, are included on certain forms Green Plains has filed with the SEC.  Green Plains assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Investor Contact:

Scott B. Poor, Corporate Counsel / Director of Investor Relations

John Baldissera

Green Plains Renewable Energy, Inc.

BPC Financial Marketing

(402) 884-8700

(800) 368-1217

www.gpreinc.com